UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	December 13, 2010

Commission File Number	Name of Registrant, State of Incorporation, Address and Telephone Number	IRS Employer Identification Number
1-14201	SEMPRA ENERGY (A California Corporation) 101 Ash Street San Diego, California 92101 (619) 696-2034	33-0732627

1-3779	SAN DIEGO GAS & ELECTRIC COMPANY (A California Corporation) 8326 Century Park Court San Diego, California 92123 (619) 696-2000	95-1184800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

The following information supplements the information regarding wildfire litigation contained in Sempra Energy’s and San Diego Gas & Electric Company’s 2009 Annual Reports to Shareholders and in their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2010. (The Annual Reports are filed with the Securities and Exchange Commission (SEC) as Exhibit 13.1 to the companies’ Annual Reports on Form 10-K for the year ended December 31, 2009.) It updates the information contained under the caption “Commitments and Contingencies – Legal Proceedings – SDG&E 2007 Wildfire Litigation” of Note 17 of the Notes to Consolidated Financial Statements in the Annual Reports and Note 10 of the Notes to Condensed Consolidated Financial Statements in the Quarterly Reports and should be read in conjunction with the other information contained in the Annual and Quarterly Reports.

ITEM 8.01.  OTHER EVENTS

Settlement of Cox Communications Wildfire Claims

On December 13, 2010, San Diego Gas & Electric Company (SDG&E) and Cox Communications (Cox) reached an agreement settling SDG&E's claims against Cox and Cox’s insurers in the 2007 wildfire litigation (Cox Settlement). Among other things, the settlement agreement provides that:

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SDG&E will receive approximately $444 million, which SDG&E will use for wildfire related expenditures.

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SDG&E will defend and indemnify Cox against all compensatory damage claims and related costs arising out of the wildfires.

Upon considering the terms and conditions of the Cox Settlement and new information available through December 10, 2010 regarding other wildfire claims and settlements, Sempra Energy and SDG&E estimate the impacts to their respective condensed consolidated balance sheets compared with the balances at September 30, 2010, as filed with the SEC, to be:

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An increase in receivables related to wildfire litigation of $434 million, representing cash to be received in accordance with the terms of the Cox Settlement in several payments beginning in December 2010 through March 2011, net of a reduction to insurance receivables;

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An increase in reserves for wildfire litigation of $303 million, representing estimated additional liabilities for wildfire claims that were the subject of the Cox Settlement and updates for other wildfire claims;

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A resulting decrease of $94 million in the regulatory asset that SDG&E expects to recover from its utility customers for its costs to resolve wildfire claims in excess of its liability insurance coverage and amounts recovered from other potentially responsible third parties, including the Cox Settlement; and

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A decrease in cash and cash equivalents of $37 million for the payment of settlements since September 30, 2010;

Wildfire Litigation Summary

The following provides background information concerning the 2007 wildfire litigation and an update regarding the status of claims through December 10, 2010.

In October 2007, San Diego County experienced several catastrophic wildfires. Reports issued by the California Department of Forestry and Fire Protection (Cal Fire) concluded that two of these fires (the Witch and Rice fires) were SDG&E "power line caused" and that a third fire (the Guejito fire) occurred when a wire securing a Cox fiber optic cable came into contact with an SDG&E power line "causing an arc and starting the fire." Cal Fire reported that the Rice fire burned approximately 9,500 acres and damaged 206 homes and two commercial properties, and the Witch and Guejito fires merged and eventually burned approximately 198,000 acres, resulting in two fatalities, approximately 40 firefighters injured and approximately 1,141 homes destroyed.

A September 2008 staff report issued by the Consumer Protection and Safety Division of the California Public Utilities Commission (CPUC) reached substantially the same conclusions as the Cal Fire reports, but also contended that the power lines involved in the Witch and Rice fires and the lashing wire involved in the Guejito fire were not properly designed, constructed and maintained. In April 2010, proceedings initiated by the CPUC to determine if any of its rules were violated were settled with SDG&E’s payment of $14.75 million.

Numerous parties have sued SDG&E and Sempra Energy in San Diego County Superior Court seeking recovery of unspecified amounts of damages, including punitive damages, from the three fires. These include owners and insurers of properties that were destroyed or damaged in the fires and public entities seeking recovery of firefighting, emergency response, and environmental costs. They assert various bases for recovery, including inverse condemnation based upon a California Court of Appeal decision finding that another California investor-owned utility was subject to strict liability, without regard to foreseeability or negligence, for property damages resulting from a wildfire ignited by power lines. In October 2010, the court of appeal affirmed the trial court's ruling that these claims must be pursued in individual lawsuits, rather than as class actions on behalf of all persons who incurred wildfire damages. The trial court has scheduled a Guejito fire trial for two individual plaintiffs to begin in March 2011, although one of those cases has settled.

SDG&E filed cross-complaints against Cox seeking indemnification for any liability that SDG&E might incur in connection with the Guejito fire, two SDG&E contractors seeking indemnification in connection with the Witch fire, and one SDG&E contractor seeking indemnification in connection with the Rice fire. As discussed above, SDG&E’s claims against Cox have now been fully settled.

SDG&E has settled substantially all of the 19,000 claims of homeowner insurers relating to the three fires, including claims for payment by the insurers to their policyholders for approximately 1,000 of the 1,300 houses, mobile homes, and apartment units identified in public records as having been destroyed. Under the settlement agreements, SDG&E has paid or will pay 57.5 percent of the approximately $1.6 billion paid or reserved for payment by the insurers to their policyholders and received an assignment of the insurers’ claims against Cox and other parties potentially responsible for the fires.

The wildfire litigation also includes claims of non-insurer plaintiffs for damage to uninsured and underinsured structures, business interruption, evacuation expenses, agricultural damage, emotional harm, personal injuries and other losses. SDG&E has settled the claims of approximately 580 of these plaintiffs. Of the approximately 2,430 remaining plaintiffs, approximately 1,125 have thus far submitted settlement demands or damage information. Individual and business claims total approximately $770 million and government entity claims total approximately $150 million. SDG&E expects to receive additional settlement demands and damage estimates as settlement negotiations continue.

SDG&E's settlement of claims and defense costs have exceeded its $1.1 billion of liability insurance coverage.  It expects that its wildfire reserves and amounts paid to resolve wildfire claims will continue to increase as it obtains additional information; it is presently unable to reasonably estimate the amount or timing of recoveries from other potentially responsible parties, other than Cox.

SDG&E has concluded, however, that it is probable that it will be permitted to recover from its utility customers substantially all reasonably incurred costs of resolving wildfire claims in excess of its liability insurance coverage and any amounts recovered from other potentially responsible parties. Accordingly, although such recovery will require future regulatory actions, as of September 30, 2010, SDG&E recorded a regulatory asset in an amount substantially equal to the aggregate amount it has paid or reserved for payment for the resolution of wildfire claims and related costs in excess of its liability insurance coverage. SDG&E will increase the regulatory asset as additional amounts are paid or reserves are recorded and reduce it by any amounts recovered from other potentially responsible parties, including the amounts to be received in accordance with the terms and conditions of the Cox Settlement discussed above.

As a consequence of the expected recovery of wildfire costs from utility customers, Sempra Energy and SDG&E expect no significant earnings impact from the resolution of the remaining wildfire claims. However, SDG&E’s cash flow will be adversely affected due to the timing differences between the resolution of claims and the recoveries from other potentially responsible parties and utility customers, which may extend over a number of years. Also, recovery from customers will require future regulatory actions, and a failure to obtain recovery, or any negative assessment of the likelihood of recovery, would likely have a material adverse effect on Sempra Energy's and SDG&E's cash flows and results of operations.

SDG&E will continue to gather information to evaluate and assess the remaining wildfire claims and the likelihood, amount and timing of related recoveries from other potentially responsible parties and utility customers and will make appropriate adjustments to wildfire reserves and the related regulatory asset as additional information becomes available.

*   *   *

This current report contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “would,” ”could,” “should,” or similar expressions, or discussions of strategies, plans or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, California State Legislature, California Department of Water Resources, Federal Energy Regulatory Commission, Federal Reserve Board,  and other regulatory and governmental bodies in the United States and other countries where the company does business; capital market conditions and inflation, interest and exchange rates; energy and trading markets, including the timing and extent of changes and volatility in commodity prices; the availability of electric power, natural gas and liquefied natural gas; weather conditions and conservation efforts; war and terrorist attacks; business, regulatory, environmental and legal decisions and requirements; the status of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the reports that Sempra Energy and San Diego Gas & Electric Company have filed with the SEC.  These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov, on Sempra Energy’s website at www.sempra.com, and via a hyperlink on San Diego Gas & Electric Company’s website at www.sdge.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

 SEMPRA ENERGY
(Registrant)

Date: December 14, 2010	By: /s/ Joseph A. Householder
Joseph A. Householder Senior Vice President, Controller and Chief Accounting Officer

SAN DIEGO GAS & ELECTRIC COMPANY
(Registrant)

Date: December 14, 2010	By: /s/ Robert M. Schlax
Robert M. Schlax Vice President, Controller, Chief Financial Officer and Chief Accounting Officer